EXHIBIT 10.51

UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED

DEFERRED INCOME PLAN III

Preamble

Universal Leaf Tobacco Company, Incorporated (“ULT” or the “Sponsor”) hereby amends and restates, effective as of December 31, 2008 (except as otherwise provided for herein), the Universal Leaf Tobacco Company, Incorporated Deferred Income Plan (the “Plan”), a non-qualified deferred compensation program for a select group of management employees. The following shall constitute the terms and conditions of the amended and restated Plan, amended and restated effective as of December 31, 2008, except as otherwise effective as provided for below.

Except as specifically provided in Sections H and J of the Plan below and in the following sentence, the terms of the Plan set forth below shall apply solely with respect to amounts deferred under the Plan on or after January 1, 2005 (and any earnings or losses thereon calculated pursuant to Section F below). Amounts deferred under the Plan prior to January 1, 2005 (and any earnings or losses thereon determined pursuant to Section F below) (“Grandfathered Benefits”) shall be governed by the terms of the Plan set forth below to the extent materially consistent with the terms of the Plan as in effect on October 3, 2004 (the “Frozen Plan”). As specifically provided in Sections H and J of the Plan below, and to the extent any terms of the Plan set forth below are otherwise materially inconsistent with the terms of the Frozen Plan, the Grandfathered Benefits shall be governed exclusively by the terms of the Frozen Plan. A copy of the Frozen Plan is attached hereto as Schedule B.

An amount is treated as deferred prior to January 1, 2005, and therefore is a Grandfathered Benefit, if, before January 1, 2005, the Participant had a legally binding right to be paid the amount and the right to the amount was “earned and vested” within the meaning of Section 1.409A-6(a)(2) of the Treasury Regulations. Determinations of whether a term of the Plan set forth below is materially consistent or inconsistent with the terms of the Frozen Plan shall be made by the Committee applying the standards set forth in Section 1.409A-6(a)(4) of the Treasury Regulations and the second paragraph of Section G.1. of the Frozen Plan. Changes made by the Committee to the Investment Options offered under the Plan from time to time shall not be considered to result in any material inconsistency with the terms of the Frozen Plan for this purpose.

A. Definitions

As used in the Plan, the following terms have the following meanings:

“Act” means the Securities Exchange Act of 1934, as amended.

“Adjustment” means the net earnings, gains (including dividends and capital gains), losses, and expenses, as well as any appreciation or depreciation in market value during each Plan Year for the deemed investments in the Investment Options, charged or credited, as the case may be, to a Participant’s Deferral Account as provided in Section E below.

“Affected Corporation” means, with respect to a Participant, the Participant’s Employer, or any corporation in a chain of corporations ending with the Participant’s Employer, in which each corporation owns more than 50 percent of the total fair market value and total voting power of another corporation in the chain at the time of an event described in Section H.5 below.

“Annual Base Salary” means a Participant’s annual rate of salary for a given Plan Year, excluding bonuses and awards, insurance and other employee benefits.

“Beneficiary Designation Form” means the form provided by the Committee from time to time in which Participants designate the beneficiary or beneficiaries to receive payment of their remaining Plan benefits, if any, upon death.

“Cash Incentive Award” means an annual or long-term cash incentive awarded to a Participant under the Universal Leaf Tobacco Company, Incorporated Management Performance Plan or other similar annual or long-term cash incentive plan sponsored by a Participant’s Employer, the awards under which the Committee has designated as eligible for deferral hereunder.

“Change of Control” means a change of ownership or effective control of an Affected Corporation, or a change in ownership of a substantial portion of the assets of an Affected Corporation, as defined in Section H.5. below.

“Claimant” has the meaning set forth in Section K below.

“Claim Procedure” has the meaning set forth in Section K below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Executive Committee of the board of directors of ULT.

“Company” means, collectively, ULT, Universal and each Participating Subsidiary.

“Covered Claim” has the meaning set forth in Section K below.

“Deferral Account” has the meaning set forth in Section E below.

“Deferral Election Form” means the form provided by the Committee from time to time in which Participants make deferral elections pursuant to Section D below.

“Deferral Period” means the Plan Year for which a deferral election with respect to Annual Base Salary is made and in which the services for which the Annual Base Salary subject to the deferral election is earned will be performed.

“Eligible Employee” means an officer selected by the Committee to participate in the Plan pursuant to Section C below.

“Employer” means, with respect to a Participant, (i) ULT, if ULT employs the Participant; (ii) Universal, if Universal employs the Participant; or (iii) the Participating Subsidiary that employs the Participant, if the Participant is employed by a Participating Subsidiary.

“Employer Controlled Group” means the Employer and all persons with whom the Employer would be considered a single employer under Code sections 414(b) or 414(c), provided that, solely for purposes of applying the definition of Separation from Service below, in applying Code section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2) and (3), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Adjustment Date” means a date selected by the Committee in its discretion within five business days before or after the date on which a Participant becomes entitled to a distribution pursuant to Section H below.

“Frozen Plan” has the meaning set forth in the Preamble above.

“Grandfathered Benefits” has the meaning set forth in the Preamble above.

“Initial Election Date” means an Initial Salary Election Date, an Initial Incentive Election Date, an Initial Six-Month Election Date or an Initial Thirty-Day Election Date, as the case may be.

“Initial Incentive Election Date” means the date by which an initial deferral election with respect to a Cash Incentive Award for a particular Performance Period is required to be made, as provided in Section D below.

“Initial Salary Election Date” means the date by which an initial deferral election with respect to Annual Base Salary for a particular Deferral Period is required to be made, as provided in Section D below.

“Initial Six-Month Election Date” means the date by which an initial deferral election with respect to a Cash Incentive Award that qualifies as Performance-Based Compensation is required to be made, as provided in Section D below.

“Initial Thirty-Day Election Date” means the date by which an initial deferral election with respect to Annual Base Salary or a Cash Incentive Award for a newly eligible Eligible Employee is required to be made, as provided in Section D below.

“Investment Election Form” means the form provided by the Committee from time to time in which Participants make investment elections pursuant to Section F below.

“Investment Option” means a deemed investment alternative selected by the Committee and offered to Participants from time to time for the hypothetical investment of their Deferral Accounts.

“Participant” means an Eligible Employee who has submitted a valid deferral election in accordance with Section D below.

“Participating Subsidiary” means a domestic subsidiary of Universal that has elected, with ULT’s consent, to participate in the Plan and which is listed on Schedule A of the Plan as attached hereto and amended from time.

“Payment Election Form” means the form provided by the Committee from time to time in which Participants make payment elections pursuant to Section H below.

“Performance Period” means the period for which a deferral election with respect to a Cash Incentive Award is made and in which the services for which the Cash Incentive Award subject to the deferral election is earned will be performed.

“Performance-Based Compensation” means a Cash Incentive Award the amount of which, or the entitlement to which, is contingent on the satisfaction of organizational or individual performance criteria that (i) are established in writing by no later than 90 days after the commencement of the period of service to which the criteria relate, provided the outcome is substantially uncertain at the time the criteria are established, and (ii) relate to a performance period of at least twelve consecutive months, and which otherwise satisfies the definition of “performance-based compensation” as defined in Section 1.409A-1(e) of the Treasury Regulations.

“Plan” means this Universal Leaf Tobacco, Incorporated Deferred Income Plan, as amended and restated effective December 31, 2008.

“Plan Year” means the calendar year.

“Qualifying Distribution Event” has the meaning set forth in Section J below.

“Retirement” means a Participant’s termination of employment following his or her attainment of age 55,

“Separation from Service” means an Eligible Employee’s death, Retirement or other termination of employment (within the meaning of Section 1.409A-1(h)(1)(ii) of the Treasury Regulations, applying the default terms thereof) with his or her Employer and all members of the Employer Controlled Group. The employment relationship shall be treated as continuing intact while an Eligible Employee is on military leave, sick leave, or other bona fide leave of absence (within the meaning of Section 1.409A-1(h)(1)(i) of the Treasury Regulations) if the period of such leave does not exceed six months, or, if longer, so long as the individual retains a right to reemployment with the Employer or any member of the Employer Controlled Group under an applicable statute or by contract.

“Sponsor” means ULT.

“Subsequent Election Date” means the date by which a subsequent election as to the time or form of payment of any benefits under the Plan is required to be made, as provided in Section H.8(b) below.

“Total and Permanent Disability” has the meaning set forth in Section H.2. below.

“Treasury Regulations” means Title 26 of the U.S. Code of Federal Regulations, as amended from time to time.

“ULT” means Universal Leaf Tobacco, Incorporated.

“Universal” means Universal Corporation.

“Unforeseeable Emergency” means a severe financial hardship to a Participant as defined in Section H.6. below.

B. Purpose and Administration

1. Statement of Purpose

The purpose of the Plan is to provide a select group of officers of ULT, Universal Corporation (“Universal”) and certain of Universal’s domestic subsidiaries, as listed on Schedule A of the Plan as attached hereto and amended from time to time (the “Participating Subsidiaries” and, together with ULT and Universal, the “Company”), with recurrent opportunities to defer receipt of a portion of their Annual Base Salary and Cash Incentive Awards. The deferrals elected hereunder (for a particular Plan Year and until a date certain in the future) will apply to amounts which otherwise would be payable currently.

2. Top Hat Plan

The Plan is intended to constitute an unfunded “top hat” plan, maintained for the purpose of providing deferred compensation benefits to a select group of management employees of the Company, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”), and the rules and regulations issued thereunder, as amended from time to time.

3. Plan Administration

Full power and authority to construe, interpret and administer the Plan, and to change the requirements for eligibility and investment options, is vested solely and exclusively in the Executive Committee of ULT (herein the “Committee”). The Committee shall have complete and exclusive discretion and authority to administer and interpret the Plan, to make determinations provided for, or permitted to be made, under the Plan, to establish such Plan rules and regulations, if any, that the Committee deems necessary or appropriate for the ongoing administration and operation of the Plan, and to delegate any portion of its power and authority to administer the Plan to any person or persons selected by it, including an officer or officers of the Company.

C. Eligibility

The following classes of officers are eligible to be selected by the Committee to participate in the Plan:

(a)	Officers of Universal;

(b)	Corporate Directors and above of ULT;

(c)	Vice Presidents and above of Participating Subsidiaries; and

(d)	Assistant Vice Presidents who are also Assistant General Managers at processing plants of Participating Subsidiaries.

An officer shall become an Eligible Employee upon being selected to participate in the Plan by the Committee. An Eligible Employee shall become a Participant upon submitting a valid deferral election in accordance with Section D below.

D. Deferral Elections

1. Election Forms.

Deferral elections shall be made in the form provided by the Committee from time to time (the “Deferral Election Form”). A Deferral Election Form may be a

paper form or an electronic form (including a form provided through a website), and may be an individual form or combined with any other form provided under the Plan, in each case as determined by the Committee in its discretion. Execution of a Deferral Election Form by an Eligible Employee shall constitute the sole and exclusive means for each Eligible Employee to effectuate deferral elections pursuant to the Plan.

2. Initial Deferral Elections

(a) Annual Base Salary.

Each Eligible Employee selected to participate in the Plan may elect on a Deferral Election Form to defer up to a maximum of fifty percent (50%) of Annual Base Salary (in whole percentage increments or dollar amounts as provided by the Committee in its discretion), earned for services performed during the Plan Year next following the date on which such deferral election is made (the “Deferral Period”).

The election with respect to Annual Base Salary for the Deferral Period shall be made no later than the last day of the Plan Year immediately prior to the start of the Deferral Period, or such earlier date as may be established by the Committee in its discretion (the “Initial Salary Election Date”). Any election so submitted shall be valid only when the election is completed and received by the Committee on or before the Initial Election Date and shall become irrevocable at close of business on the Initial Election Date.

(b) Cash Incentive Award—Election other than Performance-Based Election.

Each Eligible Employee selected to participate in the Plan may elect on a Deferral Election Form to defer up to a maximum of one hundred percent (100%) (or up to a maximum dollar amount fixed by the Committee in its discretion) of his or her Cash Incentive Award (in whole percentage increments or dollar amounts as provided by the Committee in its discretion), if any, earned for services performed during the fiscal year or fiscal years of the sponsor of the incentive plan under which the Cash Incentive Award will be paid next following the date on which such deferral election is made (the “Performance Period”).

The election with respect to a Cash Incentive Award for the Performance Period shall be made no later than the last day of the incentive plan sponsor’s fiscal year immediately prior to the start of the applicable Performance Period, or such earlier date as may be established by the Committee in its discretion (the “Initial Incentive Election Date”). Any election so submitted shall be valid only when the election is completed and received by the Committee on or before the Initial Incentive Election Date and shall become irrevocable at close of business on the Initial Incentive Election Date.

(c) Cash Incentive Award—Performance-Based Election.

Notwithstanding subparagraph (b) above to the contrary, the Committee may provide that an election with respect to a Cash Incentive Award for a Performance Period may be made no later than the date which is six months before the end of the Performance Period, or such earlier date as may be established by the Committee in its discretion (the “Initial Six-Month Election Date”), provided that:

(i)	the Cash Incentive Award qualifies as Performance-Based Compensation;

(ii)	the Eligible Employee has performed services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date the deferral election is made; and

(ii)	the Cash Incentive Award is not readily ascertainable as defined in Section 1.409A-2(a)(8) of the Treasury Regulations on or before the date the deferral election is made.

Any election so submitted shall be valid only when the election is completed and received by the Committee on or before the Initial Six-Month Election Date and shall become irrevocable at close of business on the Initial Six-Month Election Date.

(d) New Participant Deferrals.

Notwithstanding subparagraphs (a) or (b) to the contrary, any new Eligible Employee who is first eligible to participate in the Plan (including, for this purpose, any other similar, account-based plan sponsored by his or her Employer or any member of the Employer Controlled Group that is required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations) subsequent to the beginning of a Deferral or Performance Period may elect to defer Annual Base Salary or a Cash Incentive Award under the Plan earned for services performed during the remainder of such Deferral or Performance Period by filing a deferral election with the Committee by no later than thirty (30) days after the date on which such Eligible Employee first becomes eligible to participate, or such earlier date as may be established by the Committee in its discretion (the “Initial Thirty-Day Election Date”).

Any election so submitted shall be valid only when the Deferral Election Form is completed and received by the Committee on or before the Initial Thirty-Day Election Date and shall become irrevocable at close of business on the Initial Thirty-Day Election Date. Any election so submitted shall apply only with respect to Annual Base Salary or a Cash Incentive Award earned for services performed on or after the date the deferral election becomes effective. If a new Eligible Employee elects not to participate for the Deferral or Performance Period in which the new Eligible Employee first becomes eligible, such employee may nevertheless elect to defer Annual Base Salary or a Cash Incentive Award for any subsequent Deferral or Performance Period in accordance with subparagraphs (a) through (c) above.

(e)	Deferral Elections Effective Only for Period to Which They Relate.

A deferral election with respect to Annual Base Salary shall remain in effect only for the Service Period to which the deferral election relates. An Eligible Employee shall be required to submit a new deferral election with respect to Annual Salary for any future Deferral Period in accordance with the requirements of subparagraph (a) above.

A deferral election with respect to a Cash Incentive Award shall remain in effect only for the Performance Period to which the deferral election relates. An Eligible Employee shall be required to submit a new deferral election with respect to a Cash Incentive Award for any future Performance Period in accordance with the requirements of subparagraphs (b) or (c) above.

3. Cessation of Eligibility.

An Eligible Employee shall remain eligible to participate in the Plan until he or she has a Separation from Service or until he or she ceases to be eligible pursuant to Section C above or the Committee otherwise determines he or she is no longer eligible to make deferral elections. Notwithstanding anything in this subsection 3 to the contrary, with respect to any Eligible Employee who ceases to be eligible to participate in the Plan, the Eligible Employee’s deferral election then in effect, if any, shall remain in effect with respect to any Annual Base Salary or Cash Incentive Award that is earned for services performed through the end of the Deferral or Performance Period in which the employee ceases to be eligible.

4. Return to Service.

If an Eligible Employee who previously participated in the Plan has a Separation from Service or otherwise ceases to be eligible to participate in the Plan and then again becomes eligible to participate in the Plan during a subsequent Deferral or Performance Period, the Eligible Employee shall be eligible to submit a deferral election for that Deferral or Performance Period in accordance with subsection 2(d) above only if he or she (i) has been paid all amounts previously deferred under the Plan (including, for purposes of this subclause (i) and subclause (ii) below, any other plan that is required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations), and on or before the date of the last payment, was not eligible to continue (or to elect to continue) to participate in the Plan for periods after the last payment, or (ii) has not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date he or she again becomes eligible to participate in the Plan. An Eligible Employee who again becomes eligible to participate in the Plan but who is not eligible to or who elects not to submit a deferral election pursuant to this subsection (4) may nevertheless elect to defer Annual Base Salary or a Cash Incentive Award for any subsequent Deferral or Performance Period in accordance with subsections 2(a) through (c) above.

E. Deferral Accounts

A deferral account with respect to each Plan Year shall be established in the name of each Participant which shall reflect the amount of actual deferrals made by a Participant for a particular Deferral or Performance Period commensurate with or ending in such Plan Year, plus any earnings and less any losses thereon as described in Section F below, as an unfunded liability of the Company to the Participant (the “Deferral Account”). Amounts that a Participant has elected to defer under the Plan for a Deferral or Performance Period shall be credited to the Participant’s Deferral Account as of the date on which the amounts would have been paid to the Participant, but for his or her election to defer the amounts, or as soon as administratively practicable thereafter. Earnings and losses shall be credited to or debited against a Participant’s Deferral Account as described in Section F below. Amounts credited to a Participant’s Deferral Account shall be 100% vested at all times.

F. Investment Options

1. General

The amounts credited to a Participant’s Deferral Account shall be deemed invested in one or more Investment Options elected by the Participant in the form provided by the Committee from time to time (the “Investment Election Form”). An Investment Election Form may be a paper form or an electronic form (including a form provided through a website), and may be an individual form or combined with any other form provided under the Plan, in each case as determined by the Committee in its discretion; or, if the Committee so provides in its discretion, deemed investment elections may be made by telephone or facsimile. The Committee shall determine the number and type of Investment

Options that will be available under the Plan in any Plan Year. In its sole discretion, the Committee may change the number and type of Investment Options at any time and may establish procedures for the transition between Investment Options; provided, however, that each Investment Option shall qualify as a “predetermined actual investment” within the meaning of Section 31.3121(v)(2)-1(d)(2) of the Treasury Regulations or shall reflect a reasonable rate of interest within the meaning of Section 31.3121(v)(2)-1(d)(2)(i)(C) of the Treasury Regulations.

2. Designation of Investment Options

Each Participant shall designate on the Investment Election Form the percentage of the Participant’s deferrals to be hypothetically invested among the Investment Options. Amounts deferred by the Participant shall be deemed invested in the Investment Options in the percentages elected by the Participant as of the date on which the amounts are credited to the Participant’s Deferral Account. If a Participant fails for any reason to select a valid Investment Option, amounts deferred by the Participant shall be deemed invested in the Investment Option most similar to a conservative market portfolio.

3. Adjustments

Once allocated among the Investment Options, the balance of a Participant’s Deferral Account shall be maintained in the form of hypothetical Investment Option shares, determined by dividing the cash value of each allocated amount by the closing market value, or net asset value, of the Investment Option to which the balance has been allocated. These hypothetical shares shall be charged and credited, as the case may be, with net earnings, gains (including dividends and capital gains), losses, and expenses, as well as any appreciation or depreciation in market value during each Plan Year for the deemed investments in the Investment Options (each such charge or credit hereinafter referred to as an “Adjustment”). Adjustments shall be made to Participants’ Deferral Accounts on a daily basis. With respect to any amount distributed from the Plan, Adjustments shall cease with respect to such amount effective as of the Final Adjustment Date. The Committee may calculate Adjustments based on the actual investment performance of assets that have been deposited in the grantor trust (as described in Section G below).

4. Changing Investment Options

A Participant’s Investment Election Form shall remain in effect with respect to all future deferrals unless and until superseded pursuant to this paragraph. Each Participant may change his or her deemed investment designation daily, with regard either to his or her future deferrals or one or more of his or her existing Deferral Account balances, or both, by submitting a new Investment Election Form. Such change shall supersede the previous designation with respect to his or her future deferrals or existing Deferral Account balances generally effective as of the next business day following the date on which such new Investment Election Form is received by the Committee, unless circumstances outside the Committee’s control warrant a delay.

G. Plan Is Unfunded

The Plan shall be and remain unfunded. The Participants shall not have any ownership interest whatsoever in any Investment Option in which their Deferral Accounts are deemed invested. ULT, Universal, or any Participating Subsidiary may establish a grantor trust (within the meaning of Sections 671 through 679 of the Code) for Participants and beneficiaries and deposit funds with the trustee(s) of such trust to provide for the benefits to which Participants and beneficiaries may be entitled under the Plan. The grantor trust sponsor, for its own account, may, but is not required to, direct the investment of any amounts deposited in the trust in the Investment Options in accordance with Participants’ deemed investment elections. The funds deposited with the trustee(s) of such trust, and the earnings thereon, will be dedicated to the payment of benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. Any liability of the Company to a Participant or beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any of its affiliates.

H. Distributions

1. Pre-Deferral Irrevocable Payment Election

(a) General.

A Participant shall separately elect, in the form provided by the Committee from time to time (the “Payment Election Form”), the time and form of payment of each Deferral Account balance established on behalf of the Participant pursuant to Section E above. A Payment Election Form may be a paper form or an electronic form (including a form provided through a website), and may be an individual form or combined with any other form provided under the Plan, in each case as determined by the Committee in its discretion. A payment election shall govern the time and form of payment solely of the Deferral Account balance to which the payment election relates, not to a Participant’s Plan account balance as a whole. A payment election shall apply equally to all deferrals credited to the Deferral Account to which the payment election relates (and any earnings or losses thereon determined pursuant to Section F above), whether such deferrals are of Annual Base Salary or of a Cash Incentive Award.

A payment election shall be made on or before the earliest applicable Initial Election Date with respect to the Deferral and Performance Periods for which the Deferral Account has been established, or such earlier date as may be established by the Committee in its discretion (the “Payment Election Date”). Any election so submitted shall be valid only when the election is completed and received by the Committee on or before the Payment Election Date and, except as provided in subsection 8 below, shall become irrevocable at close of business on the Payment Election Date.

Notwithstanding the above, the Committee may, in its discretion, allow separate payment elections and establish separate Payment Election Dates with respect to such elections for Annual Salary deferrals and Cash Incentive Award deferrals, respectively, credited to a Deferral Account (and any earnings or losses with respect to each determined pursuant to Section F above); provided, however, the Payment Election Date with respect to Annual Salary deferrals shall be no later than the Initial Election Date for the Deferral Period to which the Annual Salary deferrals relate, and provided further the Payment Election Date with respect to Cash Incentive Award deferrals shall be no later than the Initial Election Date for the Performance Period to which such Cash Incentive Award deferrals relate.

(b) Payment Elections Do Not Carry Over Year to Year.

A payment election shall be effective only for the Deferral Account balance to which the payment election relates. A Participant shall be required to make a separate payment election with respect to each new Deferral Account balance that may be established on the Participant’s behalf for any future deferrals of Annual Base Salary or Cash Incentive Awards elected by the Participant (and any earnings or losses thereon determined pursuant to Section F above). If a Participant fails to make a payment election with respect to any Deferral Account balance, the default payment election described in subsection (d) below shall apply with respect to such balance.

(c) Payment Options.

A Participant may elect one (and only one) of the following payment options with respect to a particular Deferral Account balance:

(i)

in a one-time partial distribution of a specified amount of the Deferral Account balance on a specified future calendar date that is more than five (5) years after the applicable Payment Election Date, with the remainder to be distributed, as elected, in accordance with either subsection (iii), (iv), (v), or (vi) below, and with such partial distribution to be made as soon as administratively feasible (but in any event within 90 days) after the selected date;

(ii)	in a single lump sum distribution of the entire Deferral Account balance on a specified future calendar date that is more than five (5) years after the applicable Payment Election Date, with payment made on or as soon as administratively feasible (but in any event within 90 days) after the selected date;

(iii)	upon Retirement in a single lump sum distribution of the entire Deferral Account balance, with payment made on or as soon as soon as administratively feasible (but in any event within 90 days) after the date of Retirement, subject to Section 10 below;

(iv)	upon Retirement in substantially equal annual installment payments of the entire Deferral Account balance for a specified period of up to fifteen (15) years, with payment beginning on or as soon as administratively feasible (but in any event within 90 days) after the date of Retirement, subject to Section 10 below, and continuing to be paid on each subsequent anniversary of the date of Retirement thereafter.

(v)	upon an anniversary of the Participant’s Retirement as selected by the Participant on his or her Payment Election Form (for example, 2 years after the date of Retirement), in substantially equal annual installment payments of the entire Deferral Account balance for a specified period of up to fifteen (15) years, beginning on or as soon as administratively feasible (but in any event within 90 days) after the selected anniversary date and continuing to be paid on each subsequent anniversary date thereafter; or

(vi)	upon the later of (1) Retirement or (2) a specified future calendar date that is more than five (5) years after the applicable Payment Election Date, in substantially equal annual installment payments of the entire Deferral Account balance for a specified period of up to fifteen (15) years, beginning on or as soon as administratively feasible (but in any event within 90 days) after the later of the date of Retirement, subject to Section 10 below, or the specified calendar date, and continuing to be paid on each subsequent anniversary of the date of Retirement or specified calendar date thereafter.

If installments are elected, each installment payment shall be equal to the Deferral Account balance immediately prior to payment divided by the number of remaining installment payments (including the current payment). For example, assuming a fifteen year installment period, the first year’s installment payment would equal one-fifteenth (1/15) of the total Deferral Account balance, the second year’s payment would equal one-fourteenth (1/14) of the remaining accumulated Deferral Account balance, and so forth. The installment balance will continue to receive Adjustments for earnings and losses during the installment payment period in accordance with Section F above.

(d) Default Election.

If a Participant fails for any reason to make a valid payment election with respect to any Deferral Account balance (or portion thereof), then the Participant shall be deemed to have elected option (c)(iii) above with respect to such Deferral Account balance (or portion thereof).

(e) Accelerated Distributions.

Notwithstanding a Participant’s payment election to the contrary, the Participant’s entire Plan account balance shall be immediately payable to the Participant or his or her beneficiary or beneficiaries, as the case may be, upon the occurrence of the Participant’s Total and Permanent Disability (as determined under subsection 2 below), death (as determined under subsection 3 below), Separation from Service for reasons other than Retirement, Total and Permanent Disability or death (as determined under subsection 4 below) or a Change of Control (as determined under subsection 5 below). Further, the scheduled payment of all or a part of the amounts credited to a Participant under the Plan may be accelerated in the event of an Unforeseeable Emergency (as determined under subsection 6 below). Finally, with respect to the portion of amounts credited to a Participant under the Plan attributable to amounts deferred before January 1, 2005 (and any earnings or losses thereon determined pursuant to Section F above), a Participant may elect a one-time accelerated distribution of all or a part of such amounts as provided for under subsection 7 below.

2. Payment in Event Participant Becomes Permanently Disabled

In the event a Participant incurs a Total and Permanent Disability, as defined below, the Participant’s entire Plan account balance shall be payable to the Participant in a single lump sum distribution on or as soon as is administratively feasible (but in any event within 90 days) after the date the disability is incurred.

With respect to Grandfathered Benefits, Total and Permanent Disability shall have the same meaning set forth in Section E.2. of the Frozen Plan.

With respect to amounts deferred under the Plan on or after January 1, 2005 (and any earnings or losses thereon determined pursuant to Section F above), Total and Permanent Disability means (i) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than 3 months under a disability plan covering employees of the Participant’s Employer. The Committee shall determine whether a Participant is disabled for this purpose in its sole discretion, provided that a Participant will be deemed disabled if determined to be totally and permanently disabled by the Social Security Administration.

3. Payment in Event of Participant’s Death

In the event a Participant dies, the Participant’s entire Plan account balance shall be payable in a single lump sum or separate lump sums to the Participant’s beneficiary or beneficiaries on or as soon as administratively practicable (but in any event no later than 90 days) after the date of the Participant’s death.

Each Participant shall designate a beneficiary (or beneficiaries) in the form provided by the Committee from time to time (the “Beneficiary Designation Form”). The Beneficiary Designation Form shall be a paper form. A Participant may change his or her beneficiary designation at any time, by filing a revised and executed Beneficiary Designation Form with the Committee (which shall only be effective upon receipt by the Committee).

If a Participant fails to designate any beneficiary as provided for above, if no designated beneficiary survives the Participant or if each designated beneficiary dies before the distribution of all payments otherwise due hereunder with respect to any deceased Participant, the Company shall pay any remaining amounts otherwise payable hereunder to the Participant’s beneficiary or beneficiaries to the Participant’s estate.

4. Payment in Event of Participant’s Separation from Service

Subject to Section 10 below, upon a Participant’s Separation from Service for reasons other than Retirement, Total and Permanent Disability or death, the Participant’s entire Plan account balance shall be payable in a single lump sum to the Participant on or as soon as administratively feasible (but in any event within 90 days) after the date of the Participant’s separation.

5. Payment in Event of Change of Control

Upon the occurrence of a Change of Control, as defined below, the entire Plan account balance of a Participant with respect to whom the Change of Control has occurred shall be payable in a single lump sum to the Participant on or as soon as administratively feasible (but in any event no later than 90 days) after the date of the Change of Control.

With respect to any Grandfathered Benefits, Change of Control shall have the same meaning as set forth in Section E.5. of the Frozen Plan.

With respect to any amounts deferred under the Plan on or after January 1, 2005 (and any earnings or losses thereon as determined pursuant to Section F above), Change of Control means a change in the ownership (as described in subsection (i) below), a change in effective control (as described in subsection (ii) below), or a change in the ownership of a substantial portion of the assets (as described in subsection (iii) below) in each case of the Affected Corporation. Affected Corporation means, with respect to a Participant, the Participant’s Employer, or any corporation in a chain of corporations ending with the Participant’s Employer, in which each corporation owns more than 50 percent of the total fair market value and total voting power of another corporation in the chain at the time of the event.

(i)	A “change in ownership” occurs if any person or more than one person acting as a group acquires beneficial ownership of Affected Corporation stock that, together with the Affected Corporation stock already held by such person or group, represents more than 50 percent of the total fair market value or total voting power of the Affected Corporation stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total fair market value or total voting power of the Affected Corporation stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Affected Corporation for purposes of this subsection (i) or to cause a change in effective control of the Affected Corporation for purposes of subsection (ii).

(ii)	A “change in effective control” occurs if (1) any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of Affected Corporation stock possessing 30 percent or more of the total voting power of the Affected Corporation stock; or (2) a majority of members of ULT’s board of directors is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Affected Corporation for purposes of this subsection (ii), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (ii) or to cause a change in ownership of the Affected Corporation for purposes of subsection (i); or

(iii)	A “change in the ownership of a substantial portion of the assets” of the Affected Corporation occurs if any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or group) assets from the Affected Corporation having a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Affected Corporation immediately prior to such acquisition or acquisitions; provided that a transfer of assets by an Affected Corporation is not treated as a change in the ownership of such assets if the assets are transferred to (I) a shareholder of the Affected Corporation immediately before the asset transfer in exchange for or with respect to Affected Corporation stock; (II) an entity, 50 percent or more of the total fair market value or total voting power of which is owned, directly or indirectly, by the Affected Corporation; (III) a person or more than one person acting as a group that owns, directly or indirectly, 50 percent or more of the total fair market value or total voting power of all outstanding Affected Corporation stock; or (IV) an entity, at least 50 percent of the total fair market value or total voting power of which is owned, directly or indirectly, by a person described in (III) above. Except as otherwise provided in this subsection (iii), a person’s status is determined immediately after the transfer of the assets. For purposes of this subsection (iii), “gross fair market value” means the value of the assets of the Affected Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, the term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”), modified to the extent necessary to comply with Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C) of the Treasury Regulations (or any successor provisions). The term “beneficial ownership” shall have the same meaning as in Rule 13d-3 promulgated under the Act, modified to the extent necessary to comply with Section 1.409A-3(i)(5)(v)(iii) of the Treasury Regulations (or any successor provision). Notwithstanding anything in this subsection 5 to the contrary, an event which does not constitute a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets of the Affected Corporation, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not constitute a Change of Control for purposes of the Plan.

6. Payment in Event of Unforeseeable Emergency

If a Participant experiences an Unforeseeable Emergency, the Participant may request a distribution of all or any portion of his or her entire Plan account balance in an amount necessary in the Committee’s judgment to satisfy the emergency need (including any amounts necessary to pay any federal, state, local or foreign taxes or penalties reasonably anticipated to result from such distribution). Whether an Unforeseeable Emergency hereunder has occurred will be determined solely by the Committee, which has the complete and exclusive discretion and authority to make such determination. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee, upon written request submitted by the Participant.

If a Participant receives a distribution pursuant to this subsection 6, the Participant’s deferral election under the Plan, if any, in effect for the Deferral or Performance Period in which the distribution occurs shall be terminated effective immediately upon payment of the distribution. In addition, a Participant who receives a distribution pursuant to this paragraph shall not be eligible to participate in the Plan for the Plan Year immediately following the Plan Year in which the distribution occurs.

An Unforeseeable Emergency hereunder is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s designated beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each situation, but, in any event, any distribution under this Section shall not exceed the amount required by the Participant to resolve the hardship after: (i) reimbursement or compensation through insurance or otherwise; (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship; and (iii) termination of the Participant’s deferral election under the Plan as provided in the paragraph above.

7. Accelerated Payment with Reduced Benefit Election

Pursuant to the terms and conditions of Section E.7. of the Frozen Plan, a Participant may elect a one-time accelerated distribution of all or any portion of the Grandfathered Benefits credited to him or her under the Plan, subject to a mandatory ten-percent forfeiture of the amount for which the accelerated payment request is made and all other requirements of Section E.7 of the Frozen Plan. A Participant shall not be entitled to an accelerated distribution under this paragraph with respect to any amounts credited to him or her under the Plan other than Grandfathered Benefits, if any.

8. Extended Deferral of Future Benefit Payments

(a) Grandfathered Benefits.

Pursuant to the terms and conditions of Section E.8 of the Frozen Plan, a Participant may make a one-time, irrevocable election with respect to each Deferral Account to postpone the date on which a scheduled distribution of Grandfathered Benefits from the Deferral Account would otherwise be made. Such an election is subject to all requirements of Section E.8 of the Frozen Plan. Except as provided in subparagraph (b) below, a Participant shall not be entitled to postpone the scheduled distribution date of any amounts credited to him or her under the Plan other than Grandfathered Benefits. A Participant shall not be entitled to make the election provided in subparagraph (b) or subsection 9 below with respect to any Grandfathered Benefits.

(b) Benefits other than Grandfathered Benefits.

A Participant may elect with respect to each Deferral Account to postpone the scheduled payment date or change the form of payment (lump sum to installments, installments to lump sum or different number of installments) of amounts deferred on or after January 1, 2005 (and any earnings or losses thereon determined pursuant to Section F above) in accordance with the requirements of this subparagraph (b).

A new payment election may be made pursuant to this subparagraph by completing and submitting a new Payment Election Form to the Committee. The new payment election shall not take effect until twelve months after the date on which the election is made.

If the new payment election is with respect to a lump-sum amount that is scheduled to be paid or installments payments that are scheduled to commence on a specified calendar date, the election must be made no later than the date which is twelve months prior to the specified calendar date, or such earlier date as may be established by the Committee in its discretion (the “Subsequent Election Date”). Any election so submitted shall be valid only when the election is completed and received by the Committee on or before the Subsequent Election Date and shall become irrevocable at close of business on the Subsequent Election Date.

A new payment election must postpone the scheduled payment date for a lump-sum payment or the scheduled commencement date for installment payments by at least five years. For example, if a Participant initially elected to receive a lump-sum payment of a Deferral Account balance on January 1, 2015, and now wishes to postpone receipt of the lump sum or receive installments instead, the lump-sum payment or installment commencement date must be postponed until at least January 1, 2020. Or, for example, if a Participant initially elected to receive installment payments of a Deferral Account balance commencing on January 1, 2015, and now wishes to receive a lump-sum payment on the later of a specified calendar date or his or her Retirement in accordance with subsection 1(c)(vi) above, the lump-sum payment must occur no earlier than the later of January 1, 2020 or the date of the Participant’s Retirement. However, the postponement of the scheduled payment date shall have no effect on the accelerated payment of the Participant’s Plan account balance in the event of his earlier Total and Permanent Disability, death, Separation from Service, Unforeseeable Emergency or occurrence of a Change of Control, as described in subsections (2) through (6) above.

9. Six Month Delay for Payments to Specified Employees.

Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his Retirement or other Separation from Service other than on account of his Total and Permanent Disability or death, then any amount payable under this Plan on account of his Retirement or other Separation from Service that would otherwise have been paid to the Participant during the first six months following the date of his Retirement or other Separation from Service shall be accumulated without interest and paid instead in a single lump sum on the earlier of (a) the date which is six months following the date of his Retirement or other Separation from Service and (b) the date of his death, and not before. Whether or not a Participant is a “specified employee” for this purpose shall be determined under written guidelines established by the Committee for the identification of specified employees, the terms of which are incorporated herein by reference.

I. Participants’ Rights

1. Participant Rights in the Unfunded Plan

Any liability of the Company to any Participant with respect to any benefit hereunder shall be based solely upon the contractual obligations created by the

Plan. No such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company. No Participant shall have any rights under the Plan other than those of a general unsecured creditor of the Company. Any assets segregated or otherwise identified by the Company for the purpose of paying benefits pursuant to the Plan nevertheless remain general corporate assets subject to the claims of the general creditors of the Company (and are not held in trust by the Company for the benefit of Plan Participants).

2. Benefits Not Assignable

Except as otherwise provided for under Section H.3., each Participant’s rights under the Plan shall be non-transferable and non-assignable. Subject to the exceptions provided under the Plan, no benefit which shall be payable to any person (including a Participant or beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. Any such attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized, except to such extent as may be required by law.

J. The Sponsor’s Reservation of Rights

ULT retains the right, at any time and in its sole and exclusive discretion, to amend or terminate the Plan, in whole or in part, without restriction. Any amendment of the Plan shall be made via resolution or consent of the Committee, shall be in writing and shall be communicated within thirty (30) days of its adoption to the Participants.

Notwithstanding the above, no amendment of the Plan shall substantially impair or curtail ULT’s, Universal’s or any Participating Subsidiary’s contractual obligations under the Plan as to amounts previously deferred and benefits accrued prior to such amendment.

Further, notwithstanding any other provision herein to the contrary, in the event of Plan termination, full payment of all Grandfathered Benefits shall be completed not later than the last business day of the third calendar month following the month in which the Plan termination is made effective. Payment of benefits other than Grandfathered Benefits shall not be accelerated, unless the Plan termination is in connection with a Qualifying Distribution Event.

A Qualifying Distribution Event is any of the following:

(i)	The Plan is terminated within 12 months of ULT’s complete dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 USC § 503(b)(1)(A), provided that the amounts deferred under the Plan are distributed by no later than the end of the calendar year in which the Plan termination occurs or as soon as administratively practicable thereafter.

(ii)	The Plan is terminated pursuant to the irrevocable action of ULT (determined immediately after the Change of Control) within the 30 days preceding or the 12 months following a Change of Control, provided that this paragraph will only apply if all other plans required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations (determined immediately after the Change of Control) are terminated at the same time, and all Participants receive all amounts deferred under the terminated plans within 12 months of ULT’s irrevocable action to terminate the arrangements.

(iii)	The Plan is terminated and (A) the termination does not occur proximate to a downturn in the financial health of ULT; (B) ULT terminates all other plans required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations, (C) no payments are made within 12 months of the date ULT takes all necessary action to irrevocably terminate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate the Plan had not occurred, (D) all payments are made within 24 months of the date ULT takes all necessary action to irrevocably terminate the Plan; and (E) ULT does not adopt a new plan that would be required to be aggregated with the Plan under Section 1.409A-1(c)(2) of the Treasury Regulations at any time within 3 years following the date ULT takes all necessary action to irrevocably terminate and liquidate the Plan.

(iv)	The Plan is otherwise terminated in connection with an event prescribed by the Commissioner of the Internal Revenue Service in generally applicable guidance.

K. Claims for Benefits

1. Claims Procedure

Any claim by a Participant or his or her beneficiary (hereafter “Claimant”) for benefits shall be submitted in writing to the Committee. The Committee shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan (a “Covered Claim”). The Committee otherwise shall be responsible for providing a full and fair review of the Committee’s decision with regard to any claim, if requested. The Committee shall provide such full and fair review in accordance with the requirements of ERISA, including without limitation the requirements of Section 503 thereof.

Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits, or no further benefits, hereunder, as the case may be, shall be payable to such Claimant.

Notice of any decision by the Committee with respect to a Claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Committee (or within ninety (90) days following the expiration of the initial ninety (90) day period, in any case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished.

Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his or her claim in accordance with the “Claims Procedure” provisions, the claim shall be “deemed” denied and the Claimant then shall be permitted to proceed with the claims review procedure provided herein.

Within sixty (60) days following receipt by the Claimant of notice of the claim denial, or within sixty (60) days following the close of the ninety (90) day period referred to herein if the Committee fails to notify the Claimant of a decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Or, if the Committee fails to provide a notice of claim denial, the claimant may proceed to bring a claim in the proper court. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and submit any issues and comments to the Committee in writing. The decision of the Committee then shall be made within sixty (60) days following receipt by the Committee of a timely request for review (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring an extension of time for reviewing such denied claim, and such extension shall be communicated in writing to the claimant). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

For all purposes under the Plan, the decisions with respect to a claim, if no review is requested, and the decisions with respect to a claim review, when requested, shall be final, binding and conclusive on all Participants, Beneficiaries and other interested parties, as to all matters relating to the Plan and Plan benefit. Further, each claims determination under the Plan shall be made in the absolute and exclusive discretion and authority of the Committee.

L. Miscellaneous Provisions

1. Effect on Other Benefits

Except as otherwise required by applicable law, the salary deferred by a Participant shall otherwise be included in the Participant’s annual compensation for purposes of calculating the Participant’s bonuses and awards, insurance and other employee benefits. However, in accordance with the terms of any plan qualified under Section 401 of the Internal Revenue Code maintained by the Sponsor, the amount of salary deferrals under the Plan shall not be included as calendar year compensation in calculating the Participant’s benefits or contributions by or on behalf of the Participant. Distributions made under the Plan shall be excluded from compensation in years paid for purposes of calculating a Participant’s bonuses and awards, insurance and other employee benefits.

2. Tax Withholding

The Employer shall withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code, the Social Security Act, as amended, or any federal, state or local income or employment tax provision; or otherwise, for purposes or paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

3. Participant’s Incapacity

If, in the Committee’s opinion, a Participant or other person entitled to receive benefits under the Plan is in any way incapacitated so as to be unable to manage his or her financial affairs, then the Committee may make such payment(s) into a separate, interest-bearing account established for the benefit of, and on behalf of, the Participant or other recipient, for release at such time as a claim is made by a conservator or other person legally charged with the care of his or her person or of his or her estate, as applicable. Thereafter, any benefits payable under the Plan shall be made to such conservator or other person legally charged with the care of his or her person or estate.

5. Independence of Plan

Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement, plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed, however, to constitute a contract of employment between the Company and a Participant; nor shall any provision hereof restrict the right of the Company at any time to discharge a Participant, with or without assigning a reason therefore, or restrict any right of a Participant to terminate his or her employment with the Company.

6. Responsibility for Legal Effect

Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

7. Successors, Acquisitions, Mergers, Consolidations

The terms and conditions of the Plan shall inure to the benefit of, and bind, the Company and the Participants, and their successors, assigns and personal representatives.

8. Controlling Law

The Plan shall be construed in accordance with the laws of the Commonwealth of Virginia, to the extent not preempted by the laws of the United States of America.

WITNESS the following signature this             day of                     , 2008.

Name:
Title:

SCHEDULE A

LIST OF PARTICIPATING SUBSIDIARIES

Global Laboratory Services, Incorporated

Gold Harbor Commodities, Incorporated

Imperial Processing Division of Deli Universal, Incorporated

Lancaster Leaf Tobacco Company of Pennsylvania, Incorporated

Red River Foods, Incorporated

Universal Leaf Tobacco International, Incorporated

Universal Leaf North-America-U.S., Incorporated

ULNA Services, Incorporated

SCHEDULE B

[ INSERT OFFICIAL COPY OF 2003 RESTATEMENT ]